Exhibit 10.5

Provantedge.Com Corporation

LOAN COMMANDER

SOFTWARE LICENSE

This Software License Agreement is entered into effective June 17, 2002 (the “Effective Date”) between Provantedge.Com Corporation, a California Corporation (“Provantedge”), located at 2 Ada, Irvine, California 92618 and First NLC Financial Services, its successors and assigns (“Licensee”) located at 700 W. Hillsboro Blvd., Bldg. 1, Deerfield Beach, FL 33441.

1. GRANT OF LICENSE AND TERM. Provantedge grants to Licensee a perpetual license to use all or a portion of Loan Commander (“SOFTWARE”) during the term of this Agreement, provided that (i) the SOFTWARE is not distributed by Licensee to any person or entity; (ii) the SOFTWARE is used only in conjunction with this license granted herein; (iii) the SOFTWARE may NOT be modified except as authorized by Provantedge; (iv) all copyright notices are maintained on the SOFTWARE; (v) the Licensee agrees to be bound by the terms of this Agreement; and (vi) all License Fees are timely paid to Provantedge.Com Corporation. By installing, copying or otherwise using the SOFTWARE, Licensee agrees to be bound by the terms of this License.

2. LICENSE FEES. Licensee agrees to pay to Provantedge the following fees:

A.	Prior to download of the SOFTWARE, $30,000.00

The following enhancement, agreements and services are included in the Agreement:

1)	15 User Full License @ $1500.00 per login. Licensee can purchase future logins as outlined in Addendum B attached to this Agreement. Licensee will be responsible for a prorated support fee for any additional logins at the time of payment.

2)	5 Hours of free Web-Ex training and support of system set up and system administrator training. Licensee agrees to on-site implementation support: 5 days @ 1500.00 per day; is $7500.00 plus actual expenses. Licensee is responsible for actual days worked and actual expenses incurred. Optional end user training available on-line via Web-ex available at $150.00 per hour.

3)	Annual Support fee is due 30 days from the Effective date of this agreement in the amount of; $3,375.00. Software support will begin 30 days from the Effective date of this agreement for a period of 12 months and renewed at each Anniversary Date of this license agreement. The Licensee will be invoiced 30 days prior to each renewal date and be due on the Anniversary Date unless licensee delivers to Provantedge, (30) Thirty or more days before expiration of such a 12 month period, written notice that Licensee does not wish to extend the support period. Support services shall terminate upon Licensee’s failure to pay applicable support fees by the anniversary date. Provantedge agrees to provide Licensee notice of termination. Licensee can re-instate support at any time by bringing its support billing current. Support will include maintenance and upgrades as outlined in Addendum A. Provantedge technical support hours are 7:00 am to 7:00 pm PT. Provantedge customer support personnel use best efforts to respond immediately to any support calls. If a problem is un-resolved within 24 hours of the initial report, the customer support representative will refer the problem to his/her immediate supervisor who shall contact Licensee with an action plan for resolution. Failures due to 3rd party software or hardware failures are not covered by this agreement. Provantedge logs all support calls and tracks the progress of case management.

4)	The annual support fee renewal will be provided based on an annual contract at 15% of licensee’s existing user license and licensed ASP (Active Server Pages) at the time of renewal. For purposes of this calculation, the following formula will apply: .15 multiplied by the actual license fee paid for the SOFTWARE and ASP, multiplied by the actual number of licensed users at the time of renewal.

5)	Provantedge integrates Greatland Forms within the Software. For the use of the Greatland Forms, Licensee agrees to contract directly to Greatland and keep its account in good standing at all times during the course of the Software License Agreement.

6)	Provantedge will input Licensee’s investor guidelines at initial set up of the SOFTWARE and train Licensee to maintain on an ongoing basis.

7)	Provantedge will deliver to Licensee the ability to edit the 6 condition type labels in the processing screen. This feature is available in version 4.2.

8)	Provantedge will deliver in a future release the ability for Licensee’s user at the documents level to activate two flags: 1) A “received flag” and 2) A “signed off” flag. Provantedge will use best efforts to make this available to Licensee in version 4.3.

9)	Provantedge will deliver to Licensee the ability to allow the user to define the Print Order Legend in a future release. Provantedge will use best efforts to make this available to Licensee in version 4.3.

3. COPYRIGHT. The SOFTWARE (including, but not limited to, its design, any images, loan documents, programming code, photographs, animations, video, audio, music, text and “applets,” incorporated into the SOFTWARE, the accompanying printed materials, and any copies of the SOFTWARE) is owned by Provantedge or its suppliers and is protected by copyright laws and international treaty provisions. Licensee may not remove the copyright notice from any copy of the SOFTWARE or any copy of the written materials, if any, accompanying the SOFTWARE (including, but not limited to, any images, photographs, animations, video, audio, music, text and “applets,” incorporated into the SOFTWARE). Licensee may make a reasonable number of copies of the printed materials accompanying the SOFTWARE to be used for internal purposes only. Provantedge shall defend, indemnify and hold Licensee harmless from any claim by a third party that the Software infringes any patent, trade secret or copyright of that third party, provided: (i) Provantedge is promptly notified of the claim; (ii) Provantedge receives reasonable cooperation from Licensee necessary to perform Provantedges obligations hereunder.

4. SCOPE OF LICENSE. This License grants Licensee the rights to install and use one copy of the SOFTWARE on one Local Area Network /server and back-up server at the site. A license for the SOFTWARE PRODUCT may not be shared or used concurrently on different network servers.

5. OTHER RESTRICTIONS. This Provantedge.Com Corporation License Agreement is Licensee’s proof of license to exercise the rights granted herein and must be retained by Licensee. Licensee may not rent or lease the SOFTWARE. Licensee may not reverse engineer, decompile, disassemble or modify in any manner the SOFTWARE.

6. LICENSEE HARDWARE AND SOFTWARE REQUIREMENTS. Licensee shall obtain prior to download of the Software, at its expense, a licensed copy of Microsoft NT Server and a Microsoft SQL Server BY-CPU License (collectively, “Third Party Software”). The Licensee shall be solely responsible for providing hardware equipment, which conforms to the standards established from time to time by Provantedge, such standards as are commonly used in the industry for this type of product use (“Licensee Hardware”). The Licensee Hardware includes a file server, personal computer (collectively, “Licensee Hardware”). Provantedge shall provide detailed requirements for Third Party and Licensee Hardware in the User Documentation, and keep Licensee up to date on any changes necessary to operate the Software. The Licensee shall obtain the Licensee Hardware and the Third Party Software and maintain the same in good working order, all at the Licensee’s sole cost and expense. The Licensee shall further undertake to possess the skills and knowledge required to operate the same consistent with good business practices. Provantedge does not intend to provide any support to Licensee in connection with the use of the Licensee Hardware or Third Party Software required or desirable for use in connection with this License, except to the extent it relates to the functionality, performance and use of the SOFTWARE.

REPRESENTATIONS. Provantedge represents and warrants it is the owner of the SOFTWARE, with all rights and duties, and has the right to, license and enter into this Agreement with Licensee. Provantedge represents it has complied with all laws, rules and regulations, which govern its ownership interest in the SOFTWARE. Provantedge will provide the Software, maintenance and support to Licensee as provided for in this Agreement. Licensor warrants the Software to be free of defects under normal use and that the Software will substantially perform as described in the User Documentation provided by Licensor when operated on a system with the minimum requirements described above. Licensor does not otherwise warrant that the Software will meet Licensee’s requirements or that the operation of the Software will be uninterrupted or error-free. This warranty does not cover the Software if it has been modified in any way by anyone other than Licensor, or as authorized by Licensor in writing.

LICENSOR WILL REPLACE ANY DEFECTIVE SOFTWARE OR SOFTWARE THAT DOES NOT PERFORM IN ACCORDANCE WITH THE USER DOCUMENTATION WITHOUT CHARGE UPON LICENSEE’S NOTIFICATION OF THE DEFECT AND RETURN OF THE SOFTWARE (INCLUDING ALL COPIES LICENSED HEREUNDER) TO LICENSOR WITHIN 30 DAYS OF SUCH NOTIFICATION. IN THE EVENT THAT LICENSOR CANNOT WITH REASONABLE DILIGENCE PROVIDE A REPLACEMENT FREE OF THE DEFECT OR DEFECTS OR SOFTWARE THAT WILL PERFORM IN ACCORDANCE WITH THE USER DOCUMENTATION WITHIN 30 DAYS OF NOTIFICATION, LICENSOR MAY, AT ITS OPTION, SPECIFY PROCEDURES THAT WILL CIRCUMVENT THE DEFECTS/PERFORMANCE ISSUES OR LICENSOR MAY REQUEST A RETURN OF THE SOFTWARE AND UPON RETURN OF THE SOFTWARE BY LICENSEE, REFUND TO LICENSEE ALL LICENSE FEES PAID BY THE LICENSEE EXCLUDING IMPLEMENTATION AND TRAINING FEES. LICENSOR MAKES NO REPRESENTATION OR WARRANTY REGARDING THE ACCURACY OF ANY INFORMATION OR DATA AVAILABLE TO LICENSEE THROUGH USE OF THE SOFTWARE AND RELATED SERVICES. THE FOREGOING ARE LICENSEE’S SOLE AND EXCLUSIVE REMEDIES FOR ANY BREACH OF WARRANTY.

THE REPRESENTATIONS AND WARRANTIES STATED ABOVE ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING SPECIFICALLY ANY WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, LICENSOR MAKES NO REPRESENTATION OR WARRANTY REGARDING THE ACCURACY OF ANY INFORMATION OR DATA AVAILABLE TO LICENSEE THROUGH USE OF THE SOFTWARE AND RELATED SERVICES, OR FOR THE ACCURACY OF ANY INFORMATION OR DATA WITH RESPECT TO ANY APPLICABLE LAW OR THE FORMS, PROCEDURES OR REQUIREMENTS OF ANY PUBLIC OR PRIVATE AGENCY, ASSOCIATION, BANK, BUSINESS OR OTHER PERSON. EXCEPT WITH RESPECT TO PERSONAL INJURY OR PROPERTY DAMAGE, BREACH OF CONFIDENTIALITY, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY PROVANTEDGE, NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR OTHER SIMILAR DAMAGES ARISING FROM ANY BREACH OF THESE WARRANTIES OR FOR ANY OTHER DAMAGES ACTUALLY OR ALLEGEDLY RELATED TO LICENSEE’S USE OF THE SOFTWARE OR RELATED SERVICES EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES. SPECIFICALLY, LICENSOR IS NOT RESPONSIBLE FOR COSTS AND LOSSES INCLUDING,

BUT NOT LIMITED TO, THOSE INCURRED AS A RESULT OF LOST PROFITS OR REVENUE, LOSS OF USE OF ANY OTHER COMPUTER PROGRAM, LOSS OF DATA, THE COSTS OF RECOVERING SUCH PROGRAMS OR DATA, THE COST OF ANY SUBSTITUTE PROGRAM, CLAIMS BY THIRD PARTIES WITH RESPECT TO INTELLECTUAL PROPERTY CLAIMS, OR FOR OTHER SIMILAR COSTS OR LOSSES INCURRED AS A RESULT OF USING THE SOFTWARE OR DELETING OTHER SOFTWARE SYSTEMS OF LICENSOR FOR UTILIZING THIS SOFTWARE. LICENSOR’S LIABILITY FOR DAMAGES UNDER THIS LICENSE WILL, IN NO EVENT, EXCEED THE AMOUNT OF THE LICENSE FEES PAID BY LICENSEE TO LICENSOR HEREUNDER.

These warranties allocate risks between Licensor and Licensee. Licensor’s pricing for the Software reflects this allocation of risk and the limitation of liability contained in these warranties. The provisions of this Section shall survive the termination of this License on any basis.

7. BREACH OF RESPONSIBILITIES. If either party shall breach this Agreement, the non-defaulting party shall notify the defaulting party in writing specifying each and every fact constituting said default. The party in default shall have Thirty (30) days from receipt of notice of default to cure same. Failure to cure default may result in termination of this Agreement upon expiration of the Thirty (30) day period. The non-defaulting party shall give written notice to the defaulting party of said failure to cure. In such event of default by Licensee, Licensee shall destroy all copies of the SOFTWARE and its component parts. In the event of default by Provantedge including the software failing to materially perform, Licensees exclusive remedy for the foregoing shall be limited to the amount actually paid for the software less any outstanding invoices owed to Provantedge for custom implementation services or interfaces.

8. SURVIVAL OF COVENANTS, AGREEMENTS RESPONSIBILITIES, SUCCESSORS AND ASSIGNS. All representations, responsibilities and covenants made by either party in this Agreement or in any other instrument delivered by either party to the other, including those made to third parties for the benefit of either party, shall be considered to have been relied upon by the other party and shall survive the termination of this Agreement. Either party to this Agreement reserves the right to proceed against third parties to enforce any representations, responsibilities, and covenants made by them for the benefit of either party to this Agreement.

9. ESCROW OF SOURCE CODE. Provantedge has deposited a copy of the source code of the SOFTWARE with the law firm of George and Shields, 30 Corporate Park, Suite 300, Irvine, CA (949) 263-1085. In the event Provantedge files for Bankruptcy either voluntarily or involuntarily or is insolvent, George and Shields shall release a copy of the source code to Licensee, solely for the purpose of maintaining and updating the Software. All restrictions on use and distribution of the SOFTWARE by Licensee shall continue in full force and effect.

10. SEVERABILITY. In the event any provision of this Agreement should be held to be void, voidable or unenforceable, the remaining portions hereof shall remain in full force and effect.

11. WAIVER. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

12. TERMINATION. Either party may terminate this Agreement immediately upon written notice to the other of a breach of representations or responsibilities, subject to the rights to cure as delineated in Paragraph 8 of this Agreement.

13. ATTORNEY’S FEES. In the event of any action at law, or in equity, arbitration or otherwise between the parties in relation to this Agreement, the non-prevailing party, in addition to any other sums which such party shall be required to pay pursuant to the terms and conditions of this Agreement, at law, in equity, arbitration or otherwise, shall also be required to pay to the prevailing party all costs and expenses of such litigation, including reasonable attorney’s fees.

14. NOTICE. Any notice or other communication in this Agreement provided or permitted to be given by one party to the other must be in writing and given by personal delivery or by depositing the same in the United States mail (certified mail, return receipt required), addressed to the other party to be notified, postage prepaid. For purposes of notice, the addresses of the parties shall be as follows:

Provantedge:	Provantedge.Com Corporation 2 Ada Irvine, CA 92618 Attention: David M. Patrick

Licensee:	First NLC Financial Services 700 W. Hillsboro Blvd., Bldg. 1 Deerfield Beach, FL 33441 Jeff Henschel

15. CONFIDENTIALITY. For purposes of this Agreement, “Confidential Information” shall mean any data or information belonging to Licensee that is of value to Licensee and is not generally known. To the extent consistent with the foregoing, Confidential Information includes, but is not limited to, Licensee’s software programs (including object and source code), any lists or other information about Licensee’s customers, executives and employees, marketing techniques, price lists, pricing policies, business methods, leases, contracts and contractual relations with customers, suppliers, landlords or tenants. Confidential Information also includes any information described in this paragraph, which Licensee obtains from a third party, which such third party treats as proprietary or designates as confidential information. Provantedge will take precautions, at least as great as the precautions it takes to protect its own confidential information of a similar nature, which shall be at least reasonable to prevent disclosure to any third party.

16. GOVERNING LAW. The laws of the State of California govern this Agreement.

17. ENTIRE AGREEMENT: This Agreement, including the attachments hereto, constitutes the entire Agreement between the parties, and cannot be modified in any respect except by an amendment in writing signed by both parties.

18. FEES: All fees are due and payable with Thirty (30) days of the date of invoice except the fees due prior to download of the software as listed in paragraph 2 of this License Agreement, all additional logins ordered are due and payable prior to delivery, and all custom development projects are paid in advance of the project commencing.

Provantedge:		Licensee:

Provantedge.Com Corporation		First NLC Financial Services

By:	/s/ Illegible	By:	/s/ Jeffrey M. Henschel

Title:	VP of Sales	Title:	Exec. Vice Pres.

Addendum A

Support Services

FURNISHING OF SUPPORT SERVICES: Provantedge shall during the period described in paragraph 2A(3), (“Software Support”), furnish to Licensee the following services with regard to the SOFTWARE (“Software Support”): (a) furnish to Licensee such updates to the SOFTWARE as Provantedge deems necessary to cause the SOFTWARE to comply with applicable requirements and recommendations of federal and state governmental authorities, including requirements and recommendations of the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (Freddie Mac); (b) furnish to Licensee changes or modifications to the SOFTWARE which improve or enhance functions performed by the software prior to inclusion of such change or modifications to the same extent as Provantedge generally makes the same available to its other Licensees. In addition, during the support period, Provantedge shall use its best efforts to: (a) as promptly as reasonably possible upon Licensees request, correct programming errors in the Software which cause the Software to be in substantial noncompliance with the specifications for the Software established by Provantedge.

SOFTWARE: Provantedge shall provide support services only with regard to the Software identified on this agreement. In the event Licensee wishes to add software to the list set forth in this agreement, it shall deliver to Provantedge (i) a written notice identifying the software for which it wishes to receive support service; and (ii) full payment for the applicable software fee for such additional software, prorated on a monthly basis for the balance of the then – current support period. Upon receipt of such notice and payment, Provantedge shall add the newly identified software to the list of Software on this agreement, and such newly identified software shall thereafter be eligible for all support services.

NEW PRODUCTS: Provantedge shall notify Licensee from time to time of the availability of new products developed by Provantedge which perform a function other than a function performed by the Software. To the event Licensee desires to license any such new product from Provantedge, it can do so pursuant to Provantedges then current standard Software License Agreement. In the event Licensee desires to obtain support services for such new product, Licensee shall follow the procedures set forth in paragraph 2A(5).

NON – COVERED SERVICES: Provantedge shall not be obligate to furnish, in this agreement and the payment of support fees does not entitle Licensee to obtain, support services made necessary by: (i) Licensees use of the Software other than in accordance with the User Documentation; (ii) Licensees use of the Software on computer hardware or in an environment other than the hardware or environment for which the software was designed, as described in the applicable User Documentation; or (iii) other causes or circumstances external to the Software. In the event Provantedge furnishes any support services made necessary by any such cause or circumstance, Provantedge reserves the right to charge for such support services in accordance with Provantedges then current standard rate therefore and Licensee shall reimburse Provantedge for all costs incurred in connection therewith.

NO MODIFICATIONS: Licensee shall not modify any software in any manner not approved in advance in writing by Provantedge. In the event Licensee so modifies any Software, Provantedge shall have no further obligation to provide support services with respect to such modified Software except as to for modifications authorized in writing by Provantedge.

SUPPORT: The support period shall include as to each item of Software: (i) the 12-month period commencing 30 days from the effective date of this Agreement; and (ii) any subsequent 12 month period which is included in the support period pursuant to the following sentence. Upon termination of the initial 12 month period of the support period, the support period shall be automatically extended for subsequent 12 month periods unless Licensee delivers to Provantedge, 90 or more days before expiration of such a 12 month period, written notice stating that Licensee does not wish to extend the support period. Support services shall automatically terminate upon Licensees failure to pay the applicable support fee.

Addendum B

Provantedge agrees to extend its June 30, 2002 price sheet to Licensee until December 17, 2002. Licensee can license additional user licenses and ASP (Active Server Pages) as follows:

Users 21-50 users	$1500 per user
Users 51-100 users	$1400 per user
Users 101-500 users	$1200 per user
Users 501-1000 users	$1000 per user
Users 1001+	$750 per user
Web Package*	$15,000.00

*	(Includes Apply Online, Live Loan Status, Live File Views, and Live Web Reporting Asp’s)

Online 1003 with Import	$5,000
Live Loan Printing	$5,000
Live Loan Pricing	$2,500

During 180 days from the Effective Date of this Agreement, any additional user licenses and ASP will be licensed at the above rates.